WY Secretary of State
FILED: 02/24/2025 10:01 AM
Original ID: 2021-001000290
Amendment ID: 2025-005621001

AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES A PREFERRED STOCK OF

VOCODIA HOLDINGS CORP

Vocodia Holdings Corp., a corporation organized and existing under the laws of the State of Wyoming (the **"Company"),** hereby certifies that the following resolution was adopted by the Board of Directors of the Company on January 9, 2025 in accordance with the provisions of its Articles of Incorporation, as amended (the "**Articles of Incorporation**") and amended and restated bylaws (the "**Bylaws**"), pursuant to Title 17-10-602 of the Wyoming Statutes.

WHEREAS, pursuant to Article V of the Articles of Incorporation, the total number of authorized shares of blank check preferred stock (the "**Preferred Stock**") is 24,000,000 shares and the number of authorized, unissued shares of Preferred Stock, as of the date hereof, is 19,998,695 shares.

WHEREAS, 4,000,000 shares of Preferred Stock are presently issued and currently outstanding ("**Series A Preferred Stock**").

WHEREAS, the Designation of the Series A Preferred Stock was amended by the Certificate Of Designations, Preferences And Rights Of Series B Convertible Preferred Stock filed with the Wyoming Secretary of State on May 3, 2023.

WHEREAS, pursuant to Article V of the Articles of Incorporation, the Board of Directors of the Company (the "**Board**") has the authority to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and to state in the resolution or resolutions from time to time adopted providing for the issuance thereof the designations, relative rights, preferences, privileges, powers and restrictions of the Preferred Stock.

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Articles of Incorporation and Bylaws of the Company, and with the consent of the existing holders of the Series A Preferred Stock, the Board hereby authorizes a series of the Company's Preferred Stock, and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

I. NAME OF THE COMPANY

Vocodia Holdings Corp.

II. DESIGNATION, AMOUNT, TERM AND REISSUANCE

A. Designation. The designation of said series of preferred stock shall be Series A Preferred Stock, $0.0001 par value per share (the "Series A Preferred Stock").

B. Number of Shares. The number of shares of Series A Preferred Stock authorized shall be 4,000,000 shares.

C. Reissuance. Shares of Series A Preferred Stock which have been returned to or acquired by the Company may be reissued by the Company only upon authorization by the Board of Directors and compliance with applicable securities laws.

III. DIVIDENDS

Dividends shall not be payable on the Series A Preferred Stock unless and until dividends are paid on the Common Stock, in which case the Series A Preferred Stock shall participate in such dividend payments on an as-converted basis.

IV. CONVERSION

Each share of Series A Preferred Stock shall be convertible into one share of Company Common Stock at the election of the holder at any time upon written notice to the Company.

V. VOTING RIGHTS

Holders of the Series A Preferred Stock shall have the right to vote on any matters brought before the stockholders of the Company for a vote as a single class. Each share of Series A Preferred Stock shall have the equivalent voting power of 10,000 shares of Company Common Stock.

VI. REDEMPTION

The Series A Preferred Stock is not redeemable by the Company.

VII. LIQUIDATION PREFERENCE

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of record of shares of Series A Preferred Stock shall participate pari passu with the holders of the Company's Common Stock and other junior securities and shall participate, *pari passu* with the holders of the Common Stock and other junior securities in the distribution of any remaining assets of the Company after first payment to all creditors of the Company.

VIII. PREEMPTIVE RIGHTS

The Series A Preferred Stock has no preemptive, preferential or other similar right with respect to the issuance of any equity security of the Company, whether unissued, held in the treasury or hereafter created, or any warrants or obligations of the Company.

IX. RANK

The Series A Preferred Stock shall be subordinated to all Company debt, junior to any senior equity securities of the Company and *pari passu*with the Common Stock, except as otherwise expressly provided in this Certificate of Designations.

X. OTHER RIGHTS.

The shares of the Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or as provided by applicable law.

XI. NO IMPAIRMENT

The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock against impairment.

XII. TAXES

The Company shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of the original issuance of shares of the Series A Preferred Stock or shares of Common Stock or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that

may be payable in respect of any transfer involved in the issuance or delivery of shares of Common Stock or other securities in a name other than that in which the shares of the Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, and shall not be required to make any such issuance or delivery unless and until the person otherwise entitled to such issuance or delivery has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

XIII. PROTECTIVE PROVISIONS

A. So long as any shares of Series A Preferred Stock are outstanding, the Company shall not, without the affirmative vote or written consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting separately as a single class, directly or indirectly:

(i) Alter or change the rights, preferences or privileges of the Series A Preferred Stock, or increase the authorized number of shares of Series A Preferred Stock, or issue any additional shares of Series A Preferred Stock or any other class or series of stock having rights, preferences or privileges senior to or on parity with the Series A Preferred Stock, or increase the authorized number of shares of any such additional class or series;

(ii) Amend, alter, repeal or waive any provision of the Articles of Incorporation or Bylaws of the Company in a manner that adversely affects any right of the holders of Series A Preferred Stock;

B. The foregoing protective provisions shall not be amended, altered, or repealed without the consent of the holders of at least a majority of the Series A Preferred Stock then outstanding, voting as a single class

XIV. PROPER ADOPTION

This Certificate of Designation has been duly adopted pursuant to any and all applicable code sections and provisions of the governing Wyoming Statutes.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Designation of Vocodia Holdings Corp as of the 9th day of January 2025.

VOCODIA HOLDINGS CORP.

By:____________________________
Brian Podolak, CEO

RECEIPT

Secretary of State
Herschler Bldg East, Ste.100 & 101
Cheyenne, WY 82002-0020

JONATHAN D. LEINWAND, P.A.
18305 BISCAYNE BLVD.
SUITE 200
AVENTURA, FL 33160

RECEIPT INFORMATION

Receipt #: **004107488**
Receipt Date: **02/24/2025**
Processed By: **Lori Medina**

DO NOT PAY!
This is not a bill.

Description of Charges	Reference	Quantity	Unit Price	Total
Common Amendment - Profit Corporation - Domestic	2025-005621001	1	$60.00	$60.00
	TOTAL CHARGES PAID			**$60.00**

Description of Payment	Reference	Amount
Payment-Check / Money Order	3017	$60.00
	TOTAL PAYMENT	**$60.00**

In Reference To:
Vocodia Holdings Corp (2021-001000290); Amendment ID: 2025-005621001

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